EXHIBIT 99.1

Press Release
Source: Emergent Group Inc.
Emergent Group Reports Second Quarter Results

SUN VALLEY, Calif., Aug. 5, 2010 (GLOBE NEWSWIRE) -- Emergent Group Inc. (NYSE Amex:LZR), a leading provider of mobile medical lasers and surgical equipment, today cited delayed consumer demand for medical procedures and related services as it reported the following financial results for the second quarter ended June 30, 2010 versus the prior year period:

•	Revenue decreased 7.0% to $7,246,842 versus $7,788,765 for the prior year's second quarter ended June 30, 2009.

•	EBITDA (earnings before interest, taxes, depreciation and amortization) declined 8.1% to $1,954,375 versus $2,126,311 for the prior year period.

•
Net income decreased 17.2% to $719,517, or $0.10 per diluted share, for the second quarter of 2010, versus $869,064, or $0.12 per diluted share, in the prior year period.   Diluted weighted-average shares outstanding were slightly lower in the current quarter at 7,068,876 versus 7,089,544 for the prior year period.

•	At the end of the quarter, the company had a cash balance of $5,801,612, amounting to $0.82 per diluted share.

 "While Emergent Group and its competitive position remain strong, we saw some of the effects of overall soft demand for medical products and services that curtailed performance in certain healthcare sectors during the second quarter," said Emergent Group Chairman and CEO Bruce J. Haber.   "However, as we mentioned in our first quarter report, not all medical procedures can be postponed indefinitely, and we could see a rebound as early as the third quarter of this year. We continue to believe that this short-term consumer trend has been caused by the economic downturn, as some unemployed Americans have lost their health insurance or have otherwise postponed medical procedures.

"At the same time," Haber added, "our sales force remains as focused as ever as we look for opportunities to introduce new mobile medical laser and surgical products to customers and as we help those customers benefit financially from renting our equipment and purchasing the accompanying consumable items. To facilitate those customer relationships, our PRI Medical Technologies, Inc. subsidiary recently launched a completely updated web site, www.primedical.net. This new site highlights the latest available equipment and services, explains the advantages of using PRI over competitors and makes it easier than ever for customers to book a case online. We believe it will be an asset to our customers and to us as the industry recovers its momentum and Emergent Group resumes its pattern of growth."

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. Emergent Group, Inc. is a member of the Russell Microcap® Index. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-K and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Emergent Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)

Current assets
Cash	$5,801,612	$7,427,165
Accounts receivable, net of allowance for doubtful accounts of $95,909 and $83,704	3,757,239	4,006,123
Inventory, net	1,115,026	889,526
Prepaid expenses	518,216	380,825
Deferred income taxes	357,630	557,630
Total current assets	11,549,723	13,261,269

Property and equipment, net of accumulated depreciation and amortization of $9,741,711 and $9,031,136	4,982,822	5,545,492
Goodwill	1,120,058	1,120,058
Deferred income taxes	21,126	21,126
Other intangible assets, net of accumulated amortization of $348,195 and $300,672	407,742	455,265
Deposits and other assets	80,777	80,992
Total assets	$18,162,248	$20,484,202

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of capital lease obligations	$1,911,680	$1,901,272
Dividends payable	--	2,710,817
Accounts payable	1,515,941	1,440,122
Accrued expenses and other liabilities	1,608,963	2,456,315
Total current liabilities	5,036,584	8,508,526

Capital lease obligations, net of current portion	2,287,669	2,670,942
Total liabilities	7,324,253	11,179,468

Shareholders' equity
Preferred stock, $0.001 par value, non-voting 10,000,000 shares authorized, no shares issued and outstanding	--	--
Common stock, $0.04 par value, 100,000,000 shares authorized 6,862,762 and 6,776,118 shares issued and outstanding	274,507	271,042

Additional paid-in capital	16,664,252	16,507,958
Accumulated deficit	(6,496,117)	(8,062,324)
Total Emergent Group equity	10,442,642	8,716,676
Non-controlling interest	395,353	588,058
Total shareholders' equity	10,837,995	9,304,734
Total liabilities and shareholders' equity	$18,162,248	$20,484,202

Emergent Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$7,246,842	$7,788,765	$14,620,012	$15,123,808
Cost of goods sold	4,392,127	4,625,102	8,858,289	9,036,560
Gross profit	2,854,715	3,163,663	5,761,723	6,087,248
Selling, general, and administrative expenses	1,495,726	1,496,742	2,955,732	2,952,164
Income from operations	1,358,989	1,666,921	2,805,991	3,135,084
Other income (expense)
Interest expense, net	(75,286)	(87,503)	(146,086)	(175,989)
Gain on disposal of property and equipment	56,476	1,950	64,323	2,550
Other income from affiliated entities, net	--	--	190,221	--
Other income, net	620	25,083	945	30,260
Total other income (expense)	(18,190)	(60,470)	109,403	(143,179)
Income before provision for income taxes and non-controlling interest	1,340,799	1,606,451	2,915,394	2,991,905
Provision for income taxes	(487,289)	(573,500)	(1,077,289)	(1,051,634)
Income before non-controlling interest	853,510	1,032,951	1,838,105	1,940,271
Non-controlling interests in income of consolidated limited liability companies	(133,993)	(163,887)	(271,897)	(372,007)
Net income	$719,517	$869,064	$1,566,208	$1,568,264
Basic earnings per share	$0.10	$0.13	$0.23	$0.23
Diluted earnings per share	$0.10	$0.12	$0.22	$0.22
Basic weighted average shares outstanding	6,856,813	6,725,579	6,824,338	6,692,057
Diluted weighted-average shares outstanding	7,068,876	7,089,544	7,040,846	7,048,247

Supplemental Information --
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended June 30,
	2010	2009

Net Income	$719,517	$869,064
Depreciation and amortization	594,643	532,950
Amortization - stock based compensation	77,640	63,294
Interest expense	75,286	87,503
Provision for income taxes	487,289	573,500
Total	$1,954,375	$2,126,311

CONTACT:	Emergent Group Inc. Bruce J. Haber (914) 235-5550, x. 12 bhaber@primedical.net

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